Exhibit 99.1

Contact:	Media:	Investors:
	Robert Hutchinson	John Elicker
	Corporate Affairs	Investor Relations
	609-252-3901	212-546-3775
	robert.hutchinson@bms.com	john.elicker@bms.com

Brian Henry
Corporate Affairs
609-252-3337
brian.henry@bms.com

BRISTOL-MYERS SQUIBB ANNOUNCES
THIRD QUARTER AND NINE MONTHS SALES AND EARNINGS FOR 2004

•	Company reports fully diluted EPS of $.38 ($.44 on a non-GAAP basis, excluding specified items)

•	Net Sales increased 1% (including favorable foreign exchange of 1%) to $5.4 billion for the third quarter

•	R&D spending increased 9% to $615 million

•	Company reaffirms full year 2004 earnings per share guidance on a non-GAAP basis, excluding specified items

(NEW YORK, October 29, 2004) – Bristol-Myers Squibb Company (NYSE:BMY) today reported net earnings of $758 million on sales of $5.4 billion for the third quarter of 2004. Fully diluted earnings per share for the quarter were $.38, or $.44 on a non-GAAP basis, excluding specified items.

“This was a solid quarter for our growth drivers across our businesses and geographies, including our newer products – ABILIFY®, REYATAZ® and ERBITUX®,” said Peter R. Dolan, chairman and chief executive officer. “We are hopeful about significant further growth potential for these products, with additional indications for ABILIFY® and REYATAZ® achieved this past quarter. In addition, our in-line drivers continue to be a source of strength, with worldwide sales of PLAVIX® and AVAPRO®/AVALIDE® increasing 30%. Several of our health care lines – including Cardiolite, Wound Therapeutics and Mead Johnson international – grew at double digit rates as well.

“We are making good progress executing against our strategy and transforming our portfolio to build or strengthen our leadership position in 10 disease areas. As part of this strategy, we continue to increase investment in research and development, and expect that investment to grow in the 12% range for the year. Nevertheless, as we have discussed previously, our earnings will continue to be pressured through our portfolio transition to the end of 2006 as a result of exclusivity losses of higher margin products, as well as higher investments in R&D and key product support.”

THIRD QUARTER RESULTS

•	The Company reported third quarter 2004 net sales increased 1% to $5.4 billion. This increase in worldwide net sales resulted from a 1% favorable impact from foreign exchange rate fluctuations, a 2% increase due to changes in selling prices and a 2% decrease in volume primarily due to exclusivity losses. U.S. net sales decreased 2% for the quarter, primarily due to exclusivity losses, partially offset by increased sales of new products. International net sales increased 5%, primarily due to a 4% favorable foreign exchange impact.

•	The Company continued to invest to support the growth of new products and the development of new compounds. Marketing, selling, and administrative expenses increased 5% to $1,209 million, primarily due to support for new products, including additional sales support for ABILIFY®. Advertising and product promotion expenditures decreased 2% from 2003 to $325 million due to lower spending on in-line products, partially offset by increased investments in ABILIFY®, REYATAZ® and ERBITUX®. Research and development expenses increased 9% to $615 million, primarily driven by the Company’s continuing investments in compounds in late stage development, including muraglitazar, a dual PPAR agonist for diabetes; abatacept, for rheumatoid arthritis; and entecavir, for hepatitis B, partially offset by Merck’s share of codevelopment costs related to muraglitazar.

•	Third quarter 2004 earnings before minority interest and income taxes decreased 15% to $1,151 million from $1,361 million in 2003 principally due to $105 million of termination benefits and accelerated depreciation charges related to the downsizing and streamlining of worldwide operations primarily in the U.S. and Europe, increases in cost of products sold as a result of a change in product mix, products losing exclusivity and increased investments in research and development. Net earnings decreased 16% to $758 million in 2004 compared to $906 million in 2003. The effective income tax rate on earnings before minority interest and income taxes was 20.9% in third quarter 2004 compared to 25.4% in 2003. The lower effective tax rate was primarily driven by lower earnings in the U.S. as a result of increased reserves for litigation and restructuring and product exclusivity losses. In 2004, basic earnings per share decreased 17% to $.39 from $.47 in 2003, while diluted earnings per share decreased 19% to $0.38 from $0.47 in 2003. Basic and diluted average shares outstanding for the quarter were 1,942 million and 1,975 million, respectively, compared to 1,937 million and 1,944 million, respectively, in 2003.

•	In the third quarter of 2004 and 2003, the Company recorded specified income and expense items that affected the comparability of the results. The pre-tax specified items in 2004 include charges of $105 million related to accelerated depreciation and termination benefits for certain operations in the U.S. and Europe, $36 million for litigation matters and $8 million primarily related to a milestone payment to Solvay Pharmaceuticals (Solvay). The pre-tax specified items in 2003 primarily included $21 million related to up-front payments for two licensing agreements, $21 million related to accelerated depreciation and asset impairment charges and $17 million of charges primarily related to termination benefits and other exit costs and relocation and retention costs, partially offset by $8 million of litigation settlement income and adjustments of prior period restructuring reserves. In 2004, on a non-GAAP basis excluding these specified items, basic earnings per share decreased 8% to $.45 from $.49 in 2003, while diluted earnings per share decreased 8% to $.44 from $.48 in 2003. For additional information on specified items, see Appendix 1. Details reconciling these non-GAAP amounts with GAAP amounts including specified items are provided in supplemental materials available on the Company’s website.

NINE MONTHS RESULTS

•	Net sales for the first nine months of 2004 increased 5% to $16.0 billion. This increase in worldwide net sales resulted from a 1% increase in volume, a 3% favorable impact from foreign exchange rate fluctuations and a 1% increase due to changes in selling prices. U.S. net sales increased 2% due to growth in prescription demand for key brands and new product introductions, partially offset by lower sales in the third quarter as a result of exclusivity losses. International net sales increased 11%, primarily due to an 8% favorable foreign exchange impact.

•	Marketing, selling and administrative expenses increased 8% to $3,655 million, primarily due to support for new products, including additional sales support for ABILIFY®. Advertising and product promotion expenditures decreased 1% from 2003 to $987 million, reflecting lower spending on in-line and non-exclusive products, mostly offset by increased investments in ABILIFY®, REYATAZ® and ERBITUX®. Research and development expenses increased 17% to $1,823 million, primarily due to higher spending on new development projects, including new alliances, investments in late stage development and investments in the area of biologics, partially offset by Merck’s share of codevelopment costs related to muraglitazar.

•	For the nine months, earnings before minority interest and income taxes decreased 10% to $3,395 million from $3,771 million in 2003 principally due to an increase in reserves for liabilities of $491 million related to previously disclosed legal matters, $151 million of restructuring and accelerated depreciation charges related to the downsizing and streamlining of worldwide operations primarily in the U.S. and Europe and $63 million related to the write-off of in-process research and development resulting from the Acordis acquisition, partially offset by a pre-tax gain of $316 million on the sale of the Mead Johnson Adult Nutritional business. Contributing to the decrease in 2004 were increases in cost of products sold resulting from a change in product mix, products losing exclusivity and increased investment in research and development, mainly offset by higher sales. Net earnings decreased 14% to $2,249 million in 2004 compared to $2,600 million in 2003. The effective income tax rate on earnings before minority interest and income taxes was 22.4% in 2004 compared to 24.5% in 2003. The lower effective tax rate was primarily driven by lower earnings in the U.S. as a result of increased reserves for litigation and restructuring, product exclusivity losses and favorable resolution of certain tax contingencies. In 2004, basic earnings per share decreased 13% to $1.16 from $1.34 in 2003, while diluted earnings per share decreased 15% to $1.14 from $1.34 in 2003. Basic and diluted average shares outstanding for the nine months were 1,941 million and 1,975 million, respectively, compared to 1,936 million and 1,942 million, respectively, in 2003.

•	For the nine months of 2004 and 2003, the Company recorded specified income and expense items that affected the comparability of the results. The pre-tax specified items in 2004 include aggregate charges of $491 million for litigation matters, $151 million related to accelerated depreciation and termination benefits for certain operations in the U.S. and Europe, $63 million write-off of acquired in-process research and development for the Acordis transaction and $40 million of milestone payments primarily to Pierre Fabre and Solvay, partially offset by a $316 million gain on the sale of the Mead Johnson Adult Nutritional business. The pre-tax specified items in 2003 primarily included charges of $93 million primarily related to the rationalization of manufacturing facilities and $21 million related to up-front payments for two licensing agreements, partially offset by a net aggregate income of $66 million for litigation matters and $29 million of income primarily related to adjustments of prior period restructuring reserves. In 2004, on a non-GAAP basis excluding these specified items, basic earnings per share decreased 2% to $1.33 from $1.35 in 2003, while diluted earnings per share decreased 3% to $1.31 from $1.35 in 2003. For additional information on specified items, see Appendix 1. Details reconciling these non-GAAP amounts with the GAAP amounts including specified items are provided in supplemental materials available on the Company’s website.

THIRD QUARTER BUSINESS SEGMENT NET SALES

Pharmaceuticals

•	Worldwide pharmaceutical sales remained constant at $3.8 billion as compared to 2003. U.S. pharmaceutical sales decreased 2% to $2.1 billion, while international pharmaceutical sales increased 2%, including a 4% favorable foreign exchange impact, to $1.7 billion. U.S. pharmaceutical sales were negatively affected by the increased competition for PRAVACHOL® and PARAPLATIN®, and exclusivity losses of the GLUCOPHAGE® franchise.

•	Sales of PLAVIX®, a platelet aggregation inhibitor sold by the Company primarily in the U.S., increased 30%, including a 1% favorable foreign exchange impact, to $902 million from $694 million in 2003, primarily due to strong prescription growth of approximately 23% in the U.S. market and price increases. PLAVIX® is a cardiovascular product that was launched from the alliance between the Company and Sanofi-Aventis (Sanofi).

•	Worldwide sales of PRAVACHOL® decreased 24%, including a 2% favorable foreign exchange impact, to $598 million from $787 million in 2003. PRAVACHOL® sales in the U.S. decreased 31% to $318 million primarily due to increased competition from established brands and new entrants. Total U.S. prescriptions decreased approximately 13%. PRAVACHOL® wholesaler inventory levels in the U.S. are now estimated at two-thirds of a month. International sales decreased 15%, including a 5% favorable foreign exchange impact, to $280 million primarily due to exclusivity loss in select European markets, including Germany and the U.K. in the third quarter.

•	Total revenue for ABILIFY®, which is primarily alliance revenue for the Company’s 65% share of net sales in co-promotion countries with Otsuka Pharmaceutical Co. Ltd. (Otsuka), increased 63% to $165 million from $101 million in 2003. The antipsychotic agent, used for treatment of schizophrenia, was introduced in the U.S. in November 2002 and has achieved a weekly new prescription share of the U.S. antipsychotic market of approximately 10%. The European Commission granted marketing authorization for ABILIFY® in June 2004 and public sales also commenced in June 2004. In September 2004, the FDA approved ABILIFY® for the treatment of acute bipolar mania in the U.S.

•	Sales of ERBITUX®, used to treat refractory metastatic colorectal cancer, which is sold almost exclusively in the U.S., were $84 million for the third quarter of 2004. ERBITUX® was approved by the FDA in February 2004.

•	TAXOL® and PARAPLATIN®, the Company’s leading anti-cancer agents, recorded sales of $243 million and $177 million, respectively, compared to $238 million and $245 million, respectively in 2003. Sales of TAXOL®, which are almost exclusively international, increased 2%, including a favorable foreign exchange effect of 5%, to $243 million from $238 million in 2003. Generic competition for TAXOL® in the major European markets began in the second quarter and has increased in the third quarter. PARAPLATIN® sales decreased 28% to $177 million due to generic competition beginning at the end of the second quarter, and are expected to continue to decline in the fourth quarter.

•	Sales of AVAPRO®/AVALIDE®, an angiotensin II receptor blocker for the treatment of hypertension, increased 32%, including a 2% favorable foreign exchange impact, to $241 million from $182 million in 2003 due to strong U.S. prescription growth of approximately 15%. AVAPRO®/AVALIDE® is a cardiovascular product that was launched from the alliance between the Company and Sanofi.

•	Sales of SUSTIVA®, a non-nucleoside reverse transcriptase inhibitor for the treatment of HIV/AIDS, were $157 million compared to $95 million in 2003, an increase of 65%, primarily due to increased demand in the third quarter of 2004 and lower sales in the third quarter of 2003 primarily due to workdown of wholesaler inventory.

•	Sales of REYATAZ®, a protease inhibitor for the treatment of HIV/AIDS launched in the United States in the third quarter of 2003 and in Europe in the second quarter of 2004, were $106 million. REYATAZ® has achieved a 20% share of protease inhibitor class sales in the initial launch countries.

Oncology Therapeutics Network

•	Sales by Oncology Therapeutics Network (OTN), a specialty distributor of anti-cancer medicines and related products, increased 13% to $649 million from $574 million in 2003. The increase in sales compared to the previous year was primarily due to new product launches from other manufacturers.

Nutritionals

Worldwide Nutritional sales decreased 7%, including a 1% unfavorable foreign exchange impact, to $484 million from $518 million in 2003. Excluding the divested Adult Nutritional business, sales increased 5%, to $484 million from $459 million in 2003, including a 1% unfavorable foreign exchange impact. Also excluding Adult Nutritional, international sales increased 16%, including a 2% unfavorable foreign exchange impact, from increased sales of infant formula and children’s nutritional products, while U.S. sales decreased 6%, from decreased sales under the WIC (Women, Infants and Children) program. Mead Johnson continues to be the leader in the U.S. infant formula market.

Other Healthcare

•	Worldwide sales for the Other Healthcare segment increased 7%, including a 3% favorable foreign exchange impact, to $463 million from $433 million in 2003. ConvaTec sales increased 8%, including a 5% favorable foreign exchange impact, to $237 million from $219 million in 2003. Medical Imaging sales increased 12% to $145 million from $129 million in 2003. Consumer Medicines sales decreased 5% to $81 million from $85 million 2003.

DEVELOPMENTS

•	In July 2004, the FDA approved the Company’s supplemental New Drug Application (sNDA) to include new scientific data and dosing in its package insert or labeling related to REYATAZ®. With the sNDA, the REYATAZ® labeling now includes data indicating that combination HIV treatments containing REYATAZ®/ritonavir and Kaletra (lopinavir/ritonavir; Abbott Laboratories, Inc.) were similar for the primary efficacy outcome measurement of time-averaged difference in change from baseline in HIV RNA level in HIV-infected patients previously taking anti-HIV medicines.

•	In August 2004, the FDA approved the Company’s sNDA to include new long-term virologic and clinical data from BMS Study 006 in its prescribing information related to SUSTIVA® (efavirenz). The new data demonstrate the long-term durability of virologic response in people living with HIV-1 who are naïve to protease inhibitors, lamivudine (3TC) and non-nucleoside reverse transcriptase inhibitors (NNRTI) through more than three years of treatment on a combination regimen containing SUSTIVA®.

•	In September 2004, the FDA approved ABILIFY® for the treatment of acute bipolar mania in the U.S.

•	In October 2004, the Company announced the submission of a New Drug Application to the FDA for entecavir, an investigational antiviral agent under development for the treatment of chronic Hepatitis B. In the European Union, the company also submitted a marketing authorization application for entecavir to the European Medicines Evaluation Agency.

OUTLOOK

The Company reaffirms its previous full-year 2004 guidance for fully diluted earnings per share of $1.60 to $1.65 per share on an adjusted non-GAAP basis. The Company’s previous guidance excluded certain types of items which are included in earnings per share under GAAP, as set forth under “Use of Non-GAAP Financial Information”. Based on the estimate of these items at the time, previous guidance for fully diluted earnings per share for 2004 was expected to be in the range of $1.43 to $1.48 per share. Taking into account the current estimate of these items, including the restructuring and other charges recorded in the third quarter, the Company now estimates that fully diluted earnings per share for full-year 2004 is expected to be in the range of $1.39 to $1.44 per share. This information does not include other items, which may occur during the fourth quarter, such as any adjustment for income taxes related to dividends that the Company expects to receive from non-U.S. subsidiaries under the American Jobs Creation Act of 2004, charges relating to new transactions or arrangements resulting in write-off of in process research and development, restructurings and significant legal proceedings as set forth in the Company’s SEC filings or any insurance recoveries of amounts paid as a result of any such proceedings.

As previously disclosed, although anticipated sales declines due to continued exclusivity losses during 2005 and 2006 are expected to be more or less offset by growth in sales of the Company’s in-line, recently launched and potential new products during the same period, changes in product mix will adversely impact gross margins because the products that have lost or are expected to lose exclusivity generally have higher margins. In addition, earnings will be adversely affected by the Company’s investments to support the introduction of new products and the development and launch of additional new compounds. In 2007, based on management’s current estimates of growth of the Company’s in-line and recently launched products and a risk-adjusted assessment of potential new product launches, the Company expects earnings growth will resume. Consistent with prior years, the Company expects to provide guidance for 2005 in early 2005.

As previously disclosed, the Company expects substantial incremental sales losses in each of 2005, 2006 and 2007 representing continuing declines in sales of the products that lost or will lose exclusivity protection in 2003 and 2004 and additional declines attributable to products that will lose exclusivity protection primarily in 2005 and 2006. These products (and the years in which they lose exclusivity protection) include GLUCOPHAGE®/GLUCOVANCE®/GLUCOPHAGE® XR in the United States (2002 to 2004), TAXOL® in Europe (2003), MONOPRIL® in the United States and Canada (2003),

PRAVACHOL® in the United States (2006) and in Europe (2002 to 2007), PARAPLATIN® in the United States (2004), MONOPRIL® in Europe (2001 to 2008), ZERIT® in the United States (2008) and in Europe (2007 to 2011), CEFZIL® in the United States (2005) and in Europe (2004 to 2009) and VIDEX®/VIDEX® EC (2004 to 2009 — the Company has a patent license expiring in 2007, the license became non-exclusive in 2001 though no other licenses have yet been granted). The timing and amounts of sales reductions from exclusivity losses, their realization in particular periods and the eventual levels of remaining sales revenues are uncertain and dependent on the levels of sales at the time exclusivity protection ends, the timing and degree of development of generic competition (speed of approvals, market entry and impact) and other factors.

The Company also expects to have growth opportunities during this period. These opportunities include growth from its in-line and recently launched products, primarily PLAVIX®, AVAPRO®/AVALIDE®, ABILIFY®, REYATAZ® and ERBITUX® and the Company’s compounds in late stage development, subject to regulatory approval from the Food and Drug Administration, which include muraglitazar, a dual PPAR agonist for diabetes, abatacept, for rheumatoid arthritis, and entecavir, for hepatitis B. Expectations of continued sales growth are subject to the outcome of the previously disclosed PLAVIX® patent litigation, competitive factors including those relating to PRAVACHOL® discussed below and risks of product development and regulatory approval.

The Company’s expectations for future sales growth described above include substantial expected increases in sales of PLAVIX®, which had net sales of approximately $2.4 billion in the first nine months of 2004 and is currently the Company’s largest product by sales. The composition of matter patent for PLAVIX®, which expires in 2011, is currently the subject of litigation in the United States. Similar proceedings involving PLAVIX® have been instituted outside the United States. The Company continues to believe that the patent is valid and that it is infringed, and with its alliance partner and patent-holder Sanofi, is vigorously pursuing these cases. It is not possible at this time reasonably to assess the outcome of these litigations, or if there were an adverse determination in these litigations, the timing of potential generic competition for PLAVIX®. However, if generic competition were to occur, the Company believes it is very unlikely to occur before the second quarter of 2005.

PRAVACHOL®, an HMG Co-A reductase inhibitor (statin), had net sales of $1.9 billion in the first nine months of 2004. While the product has begun to lose exclusivity in some markets, between now and its anticipated loss of U.S. exclusivity in 2006, its expected rate of decline in sales and in market share could be accelerated by increased competition from established brands and new entrants. PRAVACHOL® U.S. sales declined 18% and 31% and U.S. total prescriptions declined 9% and 13% in the second and third quarters, respectively, of 2004 compared to 2003.

The Company and its subsidiaries are the subject of a number of significant pending lawsuits, claims, proceedings and investigations. It is not possible at this time reasonably to assess the final outcome of these investigations or litigations. Management continues to believe, as previously disclosed, that during the next few years, the aggregate impact, beyond current reserves, of these and other legal matters affecting the Company is reasonably likely to be material to the Company’s results of operations and cash flows, and may be material to its financial condition and liquidity. The Company’s expectations for the next several years described above do not reflect the potential impact of litigation on the Company’s results of operations.

For additional discussion of legal matters including PLAVIX® patent litigation, see “Item 8.Financial Statements and Supplementary Data-Note 22 Legal Proceedings and Contingencies” in the Company’s Form 10-K/A Annual Report for 2003. Information on the dates of expected loss of exclusivity protection and sales for the most recent year for the Company’s major products are set forth in “Item 1.

Business” of the Company’s Form 10-K/A Annual Report for 2003, and interim sales information is included under “Third Quarter Business Segment Net Sales—Pharmaceuticals” above.

*These items include gain on the disposition of the Mead Johnson Adult Nutritional business, reduced by increases in litigation reserves, charges for announced milestone payments for in-process research and development in connection with external development activities, for in-process research and development in the Acordis acquisition, and for anticipated restructurings and relocations. Details reconciling adjusted non-GAAP amounts with the amounts reflecting specified items are provided in supplemental materials available on the Company’s website.

Use Of Non-GAAP Financial Information

This press release contains non-GAAP earnings per share information adjusted to exclude certain costs, expenses, gains and losses and other specified items. Among the items in GAAP earnings but excluded for purposes of determining adjusted earnings are: gains or losses from sale of product lines, from sale or write-down of equity investments and from discontinuations of operations; restructuring and similar charges; charges and recoveries relating to significant legal proceedings; co-promotion or alliance charges and payments for in-process research and development which under GAAP are immediately expensed rather than amortized over the life of the agreement. This information is intended to enhance an investor’s overall understanding of the Company’s past financial performance and prospects for the future. For example, non-GAAP earnings per share information is an indication of the Company’s baseline performance before items that are considered by the Company to be not reflective of the Company’s operational results. In addition, this information is among the primary indicators the Company uses as a basis for evaluating Company performance, allocating resources, setting incentive compensation targets, and planning and forecasting of future periods. This information is not intended to be considered in isolation or as a substitute for diluted earnings per share prepared in accordance with GAAP.

# # #

Statement on Cautionary Factors

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding, among other things, statements relating to goals, plans and projections regarding the Company’s financial position, results of operations, market position, product development and business strategy. These statements may be identified by the fact that they use words such as “anticipate”, “estimates”, “should”, “expect”, “guidance”, “project”, “intend”, “plan”, “believe” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations. These factors include, among other things, market factors, pricing controls and pressures, (including changes in rules and practices) of managed care groups and institutional and governmental purchasers, judicial decisions and governmental laws and regulations related to Medicare, Medicaid and healthcare reform, pharmaceutical rebates and reimbursement, competitive product development, changes to wholesaler inventory levels, governmental regulations and legislation, difficulties and delays in product development, manufacturing and sales, patent positions, litigation, and the impact and result of any litigation or governmental investigations related to the financial statement restatement process. There can be no guarantees with respect to pipeline products that future clinical studies will support the data described in this release, that the products will receive regulatory approvals, or that they will prove to be commercially successful. For further details and a discussion of these and other risks and uncertainties, see the Company’s Securities and Exchange Commission filings. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

# # #

Company and Conference Call Information

Bristol-Myers Squibb is a global pharmaceutical and related health care products company whose mission is to extend and enhance human life.

There will be a conference call on October 29, 2004 at 10:30 a.m. (EST) during which Company executives will address inquiries from investors and analysts. Investors and the general public are invited to listen to a live webcast of the call at www.bms.com/ir or by dialing 719-457-2641. Materials related to the call will be available at the same Web site prior to the call.

For more information, contact: Robert Hutchinson, 609-252-3901, or Brian Henry, 609-252-3337, Corporate Affairs, or John Elicker, 212-546-3775, Investor Relations.

# # #

ABILIFY® is the trademark of Otsuka Pharmaceutical Company, Ltd.
AVAPRO®, AVALIDE® and PLAVIX® are trademarks of Sanofi-Aventis
ERBITUX® is a trademark of ImClone Systems Incorporated
GLUCOPHAGE®, GLUCOPHAGE® XR and GLUCOVANCE® are registered trademarks of Merck
     Sante, S.A.S., an associate of Merck KGaA of Darmstadt, Germany

BRISTOL-MYERS SQUIBB COMPANY
SELECTED PRODUCTS
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2004 AND 2003
(Unaudited, in millions of dollars except prescription data)

The following table sets forth worldwide and U.S. reported net sales for the three and nine months ended, September 30, 2004 compared to the three and nine months ended September 30, 2003, respectively. In addition, the table includes, where applicable, the estimated total (both retail and mail-order customers) prescription growth, for the comparative periods presented, for certain of the Company’s U.S. primary care pharmaceutical prescription products. The estimated prescription growth amounts are based on third-party data. A significant portion of the Company’s domestic pharmaceutical sales is made to wholesalers. Where changes in reported net sales differs from prescription growth, this change in net sales may not reflect underlying prescriber demand.

	Worldwide			U.S.
	Net Sales			Net Sales
			%			%	% Change in U.S. Total
	2004	2003	Change	2004	2003	Change	Prescriptions vs. 2003
Three Months Ended September 30
Plavix	$902	$694	30%	$781	$590	32%	23%
Pravachol	598	787	(24)%	318	459	(31)%	(13)%
Taxol	243	238	2%	9	9	—	N/A
Avapro/Avalide	241	182	32%	148	109	36%	15%
Paraplatin	177	245	(28)%	145	211	(31)%	N/A
Enfamil	203	209	(3)%	135	151	(11)%	N/A
Sustiva	157	95	65%	95	43	121%	4%
Abilify (total revenue)	165	101	63%	152	100	52%	85%
Ostomy	135	133	2%	39	44	(11)%	N/A
Cardiolite	101	83	22%	91	72	26%	N/A
Wound Therapeutics	99	84	18%	31	27	15%	N/A
Reyataz	106	38	179%	75	37	103%	*
Videx/Videx EC	67	57	18%	27	17	59%	(3)%
Monopril	69	120	(43)%	13	59	(78)%	(81)%
Zerit	69	65	6%	34	23	48%	(29)%
Cefzil	54	38	42%	30	19	58%	(26)%
Coumadin	65	67	(3)%	58	61	(5)%	(18)%
Erbitux	84	—	—	83	—	—	N/A
Glucovance	13	91	(86)%	12	91	(87)%	(79)%

*In Excess of 200%

	Worldwide			U.S.
	Net Sales			Net Sales
			%			%	% Change in U.S.Total
	2004	2003	Change	2004	2003	Change	Prescriptions vs. 2003
Nine Months Ended September 30
Plavix	$2,368	$1,659	43%	$2,017	$1,397	44%	26%
Pravachol	1,925	2,098	(8)%	987	1,198	(18)%	(8)%
Taxol	735	695	6%	24	51	(53)%	N/A
Avapro/Avalide	671	527	27%	408	323	26%	16%
Paraplatin	646	701	(8)%	549	606	(9)%	N/A
Enfamil	635	607	5%	431	429	—	N/A
Sustiva	449	405	11%	261	252	4%	5%
Abilify (total revenue)	402	203	98%	384	201	91%	127%
Ostomy	399	370	8%	120	119	1%	N/A
Cardiolite	298	244	22%	266	214	24%	N/A
Wound Therapeutics	280	225	24%	91	75	21%	N/A
Reyataz	266	39	*	206	37	*	*
Videx/Videx EC	207	199	4%	81	82	(1)%	(1)%
Monopril	206	352	(41)%	25	173	(86)%	(76)%
Zerit	205	278	(26)%	88	140	(37)%	(29)%
Cefzil	181	210	(14)%	101	145	(30)%	(28)%
Coumadin	179	249	(28)%	159	231	(31)%	(18)%
Erbitux	173	—	—	172	—	—	N/A
Glucovance	162	315	(49)%	158	312	(49)%	(39)%

*	In Excess of 200%

BRISTOL-MYERS SQUIBB COMPANY
CONDENSED CONSOLIDATED STATEMENT OF EARNINGS
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2004 AND 2003
(Unaudited, in millions of dollars except per share amounts)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2004	2003	2004	2003
Net Sales	$5,427	$5,372	$16,038	$15,229

Cost of products sold	2,100	1,929	6,094	5,490
Marketing, selling and administrative	1,209	1,151	3,655	3,398
Advertising and product promotion	325	332	987	1,001
Research and development	615	565	1,823	1,564
Acquired in-process research and development	1	—	63	—
Gain on sale of business	(3)	—	(316)	—
Provision for restructuring and other items, net	57	13	75	18
Litigation settlement expense / (income)	25	(4)	404	(66)
Equity in net income of affiliates	(70)	(54)	(204)	(124)
Other expense, net (a)	17	79	62	177

	4,276	4,011	12,643	11,458

Earnings Before Minority Interest and Income Taxes	1,151	1,361	3,395	3,771
Provision for income taxes	241	345	759	923
Minority interest, net of taxes	152	110	387	248

Net Earnings	$758	$906	$2,249	$2,600

Earnings per Common Share:
Basic	$.39	$.47	$1.16	$1.34
Diluted	$.38	$.47	$1.14	$1.34
Average Common Shares Outstanding:
Basic	1,942	1,937	1,941	1,936
Diluted	1,975	1,944	1,975	1,942

(a) Other expense, net
Interest expense	$80	$48	$219	$207
Interest income	(28)	(15)	(67)	(47)
Foreign exchange transaction (gains)/losses	(20)	44	35	10
Other, net	(15)	2	(125)	7

	$17	$79	$62	$177

APPENDIX 1

BRISTOL-MYERS SQUIBB COMPANY
SPECIFIED ITEMS
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2004 AND 2003
(Unaudited, in millions of dollars)

Three months ended September 30, 2004

					Provision
			Acquired in-		for	Litigation
	Cost of		process	Gain on	restructuring	settlement	Other
	products	Research and	research and	sale of	and other	expense /	expense,
	sold	development	development	business	items, net	(income)	net	Total
Litigation Matters:
Product Liability	$—	$—	$—	$—	$—	$—	$11	$11
Anti-trust litigation	—	—	—	—	—	25	—	25

	—	—	—	—	—	25	11	36
Other:
Gain on sale of Adult Nutritional business	—	—	—	(3)	—	—	—	(3)
Accelerated depreciation	47	1	—	—	—	—	—	48
Downsizing and streamlining of worldwide operations	—	—	—	—	57	—	—	57
Milestone payment	—	10	—	—	—	—	—	10
Acordis IPR&D write-off	—	—	1	—	—	—	—	1

	$47	$11	$1	$(3)	$57	$25	$11	$149

Three months ended September 30, 2003

			Provision for	Litigation
	Cost of products	Research and	restructuring and	settlement expense
	sold	development	other items, net	/ (income)	Total
Litigation Matters:
Litigation settlement income	$—	$—	$—	$(4)	$(4)

	—	—	—	(4)	(4)
Other:
Up-front payments for two licensing agreements	—	21	—	—	21
Accelerated depreciation and asset impairment charges	21	—	—	—	21
Termination benefits and other exit costs	—	—	9	—	9
Relocation and retention	—	—	8	—	8
Change in estimates	—	—	(4)	—	(4)

	$21	$21	$13	$(4)	$51

Nine months ended September 30, 2004

			Acquired in-process		Provision for	Litigation
	Cost of products	Research and	research and	Gain on sale of	restructuring and	settlement expense
	sold	development	development	business	other items, net	/ (income)	Other expense, net	Total
Litigation Matters:
Private litigation and governmental investigations (a)	$—	$—	$—	$—	$—	$320	$—	$320
Product liability	75	—	—	—	—	—	11	86
Pharmaceutical pricing and sales litigation (b)	—	—	—	—	—	34	—	34
Commercial litigation	26	—	—	—	—	—	—	26
Anti-trust litigation	—	—	—	—	—	50	—	50
Product liability insurance recovery	(25)	—	—	—	—	—	—	(25)

	76	—	—	—	—	404	11	491
Other:
Gain on sale of Adult Nutritional business	—	—	—	(316)	—	—	—	(316)
Accelerated depreciation	70	1	—	—	—	—	4	75
Downsizing and streamlining of worldwide operations	1	—	—	—	75	—	—	76
Milestone payments	—	40	—	—	—	—	—	40
Acordis IPR&D write-off	—	—	63	—	—	—	—	63

	$147	$41	$63	$(316)	$75	$404	$15	$429

Nine months ended September 30, 2003

			Provision for	Litigation
	Cost of products	Research and	restructuring and	settlement expense
	sold	development	other items, net	/ (income)	Total
Litigation Matters:
Litigation settlement income	$—	$—	$—	$(66)	$(66)

	—	—	—	(66)	(66)
Other:
Up-front payments for two licensing agreements	—	21	—	—	21
Accelerated depreciation and asset impairment charges	35	—	—	—	35
Termination benefits and other exit costs	—	—	34	—	34
Asset impairment charges	11	—	—	—	11
Relocation and retention	—	—	13	—	13
Change in estimates	—	—	(29)	—	(29)

	$46	$21	$18	$(66)	$19

(a)	relates to wholesaler inventory and accounting matters consisting of $320 million disclosed by the Company in the second quarter of 2004, which is incremental to the $150 million recorded last year, bringing the total reserve to $470 million.

(b)	incremental to the $100 million reserve recorded by the Company last year, bringing the total reserve to $134 million.